Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tii Network Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-64965, 33-64967, 333-47151, 333-68579, 33-70714, 33-70716, 333-120509, 333-134224, 333-145681 and 333-156723) on Form S-8 of Tii Network Technologies, Inc. of our report dated March 31, 2008, with respect to the consolidated statements of income, stockholders’ equity and cash flows of Tii Network Technologies, Inc. and subsidiaries for the year ended December 31, 2007,  which report appears in the December 31, 2009 Annual Report on Form 10-K of Tii Network Technologies, Inc.

/s/ KPMG LLP

Melville, New York
March 17, 2010